Exhibit 5.1

May 28, 2020

First Horizon National Corporation

165 Madison Avenue

Memphis, Tennessee 38103.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 6,000,000 depositary shares (the “Depositary Shares”), each representing a 1/4,000th interest in a share of the Non-Cumulative Perpetual Preferred Stock, Series E, liquidation preference of $100,000 per share (the “Preferred Stock”), of First Horizon National Corporation (the “Company”), and evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to the Deposit Agreement, dated as of May 28, 2020 (the “Deposit Agreement”), among the Company, Equiniti Trust Company, as depositary (the “Depositary”), and the holders from time to time of the Depositary Receipts, I (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I (or counsel acting under my supervision) have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that:

(1)     The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee.

(2)     The shares of Preferred Stock represented by the Depositary Shares have been validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Also, I have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the certificates for the Preferred Stock conform to the specimen thereof examined by me (or counsel acting under my supervision) and have been duly countersigned by a transfer agent and duly registered by a registrar of the Preferred Stock and that the signatures on all documents examined by me (or counsel acting under my supervision) are genuine, assumptions which I have not independently verified.

This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and, through incorporation, to the Company’s Registration Statement on Form S-3 (File No. 333-229338). In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Charles T. Tuggle, Jr
Charles T. Tuggle, Jr.
Executive Vice President and General Counsel, First Horizon National Corporation